Exhibit 23.2

[LETTERHEAD OF Traci J. Anderson, CPA]

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

October ___, 2008

To the Board of Directors and Shareholders of
 Montgomery Real Estate Service Inc.
191 Chestnut Street
Springfield, MA  01103

We hereby consent to the incorporation by reference in this Registration Statement of Montgomery Real Estate Service Inc. on Form S-8, of our report dated March 3, 2008, (which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern), included in and incorporated by reference in the Registration Statement on Form 10 of Montgomery Real Estate Service Inc. filed with the Securities and Exchange Commission on March 27, 2008 and to all references to our firm included in this Registration Statement.

/s/ Traci J. Anderson, CPA
Traci J. Anderson, CPA
Huntersville, North Carolina